Exhibit 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

For Immediate Release to Institutional Investors

EXPANSION ACTIVITIES HIGHLIGHT THIRD QUARTER PERFORMANCE

AT BANCSHARES OF FLORIDA

Naples, Fla. – October 27, 2004 — Bancshares of Florida, Inc. (Nasdaq: BOFL), a $345 million-asset multi-bank holding company based in Naples, Florida, today reported a third quarter 2004 net loss of $856,000 or $0.22 per common share, an increase of $405,000 or $0.07 per share from third quarter 2003’s results. Of the net loss, $312,000 represents the write-off of deferred acquisition expenses related to its proposed merger with Horizon Financial Corp., which Bancshares terminated on September 29, 2004 due to adverse changes in the condition of Horizon.

For the first nine months of 2004, the net loss was $1,887,000, a reduction of 19% from the comparable 2003 period, while the loss per common share decreased 28% to $0.58 per share. The previously reported loss per common share for second quarter 2004 has been increased by $0.02 to $0.19 to correct the accounting for dividends on the company’s preferred stock in the calculation of loss per share as presented in the 10-QSB/A filed earlier today. There was no change in the second quarter net dollar loss.

Compared to second quarter 2004, the third quarter 2004 net loss increased by $336,000 or $0.03 per share. Nearly all of the change was caused by the termination of the Horizon transaction. In addition, $418,000 was expensed in the quarter related to the company’s expansion into Palm Beach County and Tampa Bay.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “We reduced the combined net loss of our banking and trust company business segments, including related parent company support, to $126,000 in the third quarter compared to a net loss of $338,000 in second quarter 2004. This improvement shows the strength of our core Naples and Fort Lauderdale markets and their ability to absorb in advance the cost of building a management and operations infrastructure capable of supporting expansion into additional geographic markets.”

In commenting on terminating the Agreement with Horizon, McMullan said, “Although Horizon’s strategic benefits remain viable, unexpected regulatory circumstances surfaced at Horizon, which made the transaction less attractive to us. We will continue to look at other acquisition opportunities as part of the expansion plans for our franchise.

“The expense of terminating the Horizon acquisition should not obscure the excellent performance we achieved during the quarter. We grew earning assets by 18% over second quarter 2004, driven by an increase in loans of $21 million or 8% to $285 million. Moreover, asset quality remained excellent, and our net interest margin stabilized, made possible by a 21 basis point increase in loan yield.

We have now completed the final steps of our expansion into two very promising markets in South Florida. Our Palm Beach office location opened as an extension of our Fort Lauderdale bank on October 4th, and our de novo bank in Tampa Bay, for which all regulatory approvals have been received, is scheduled to open in early November. Capital to support these initiatives was raised in late July/early August through the issuance of 1.725 million common shares.”

McMullan concluded, “We are confident that the momentum of our two established banks and our trust company, along with entry into two great new markets and the talented teams we have in place to serve them, will enable our company to be profitable no later than in fourth quarter 2005. Because of the termination of the Horizon transaction, this break-even point is later than we had previously targeted, but all other aspects of our business model are in place and our implementation plan is firmly on schedule. Detailed earnings guidance to this effect will be provided shortly.”

THIRD QUARTER 2004 PERFORMANCE HIGHLIGHTS

Bancshares’ third quarter 2004 achievements by subsidiary are highlighted below:

•	Bank of Florida, N.A. (Naples), reached $219 million in assets as of September 30, 2004, with earnings positive for the fifth consecutive quarter at $351,000, which compares to total earnings for the prior four quarters of $456,000. Loans rose $7 million (up 4%) in the last 90 days to $198 million, while deposits reached $200 million for the first time, up $12 million or 7%. Approximately $7 million in loans and $2 million in deposits are expected to be transferred to the Tampa Bay bank upon opening.

•	Bank of Florida (Ft. Lauderdale), with quarter-end assets of $118 million, was profitable for a second consecutive quarter with net income of $92,000, following breakeven of $4,000 in its eighth quarter of operation. Loans rose $13 million (up 19%) in the last 90 days to $86 million, while deposits climbed at a faster pace, up $28 million or 36% to $107 million. As will be discussed in the company’s upcoming earnings guidance, the bank is expected to return to a loss position beginning in the fourth quarter of 2004 because of the opening of its Palm Beach County location and a new branch in the Coral Ridge area of Fort Lauderdale in November. The Fort Lauderdale bank incurred approximately $38,000 in pre-opening expenses for the Coral Ridge branch in the third quarter while the parent company absorbed $237,000 in expenses of the future Palm Beach location, consistent with the previous plan to integrate the Palm Beach operation into the Horizon transaction.

•	Bank of Florida Trust Company produced a third consecutive positive earnings quarter at $6,000, bringing year-to-date net income to $40,000 compared to a $292,000 loss for the first nine months of 2003. Assets under advice reached $186 million, an increase of $76 million or 69% compared to September 30, 2003 and a rise of $24 million or 15% in the last 90 days. Bank of Florida Trust Company commenced operations in August, 2000. While quarterly break-even has been achieved, occasional modest losses may be realized at the trust company until it is of sufficient size to absorb the cost of sales or relationship managers needed to support new affiliate banking markets; historically there is a 7-10 month lag before compensating revenue is derived.

•	The unallocated bank holding company loss, including the cost of the Tampa Bay location, was $1,305,000 for the quarter compared to losses of $726,000 in second quarter 2004 and $200,000 in third quarter 2003. The third quarter 2004 net loss includes $237,000 in start-up expenses of our future Palm Beach County operation, $181,000 in similar expenses for the Tampa Bay location following purchase of the bank in organization from an investor group in late July, and write-off of $312,000 in deferred acquisition expense following termination of the Horizon acquisition. The second quarter net loss includes $182,000 in Palm Beach start-up costs. Excluding the above unusual expenses from the parent company loss results in $575,000 in net expense in third quarter 2004, $544,000 in second quarter 2004, and $200,000 in third quarter 2003 (which contained no unusual expenses). The preceding increases reflect planned growth in the parent company infrastructure to provide cost-effective services to the subsidiaries as well as to pursue the company’s strategic growth plan to operate in multiple geographic markets.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	2

Bancshares’ third quarter 2004 results on a consolidated basis are summarized below:

•	Loan growth continued to be very good at $21 million for the quarter to $285 million, the fifth of the last six quarters where growth has exceeded $20 million. Asset quality remained excellent with nonperforming loans at 0.15% of loans outstanding as of September 30, 2004. This level is more in line with the company’s historic norm of less than 25 basis points following 0.48% at June 30, 2004, largely reflective of a single customer for which most of the exposure was collected in July. Net charge-offs were $28,000 or 0.04% of loans outstanding for the quarter and 0.02% year-to-date, unchanged from the first nine months of 2003. Loan loss provision expense rose by $33,000 or 14% over second quarter 2004 reflective of loan growth. Coverage of the loan loss allowance over nonperformers at quarter end was 5.4 times.

•	Total deposits increased $34 million or 13% during the quarter to $299 million. Average deposits rose $21 million or 8% compared to second quarter 2004, with nearly all of the growth in certificates of deposit; national market CDs comprised $11 million of this growth. The company is committed to expanding its deposit base with less reliance on higher-cost CDs, which presently constitute 51% of average deposits versus 14% for noninterest-bearing checking accounts. This latter source of funds is targeted to increase based on a newly-activated program to market the company’s state-of-the-art cash management products and on-line banking capabilities, which also have the potential to generate additional fee income.

•	Growth in top-line revenue remained strong, up $458,000 or 17% over the second quarter 2004 level. Top-line revenue is the sum of the company’s lending or spread income business (interest income less interest expense) plus its fee income business (excluding net securities gains/losses), both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.

•	A $350,000 or 16% rise in net interest income compared to second quarter 2004 comprised 76% of the growth in top-line revenue. The impact of three quarter-point prime rate increases during the third quarter, the most recent of which occurred on September 22, produced an estimated $133,000 increase in loan interest income, which was further expanded by $349,000 due to higher loan volume. Approximately 55% of the company’s loans immediately adjust to a prime rate increase, resulting in a 21 basis point higher loan yield in the quarter versus second quarter 2004. Interest income also increased due to higher short-term investments from the company’s secondary offering, but due to this type of investment’s lower yield, the increase in overall earning asset yield was limited to two basis points. Taken together with a 12 basis points increase in the cost of interest bearing deposits due to a greater mix of CDs as a funding source, the net interest margin in the third quarter remained unchanged from the second quarter 2004 level of 3.36%, after falling in the two previous quarters.

•	Noninterest income (excluding net securities gains/losses) rose $108,000 or 22% over second quarter 2004, largely due to higher mortgage banking fees. The company is actively executing a strategy to increase its penetration of the mortgage market in its soon-to-be four primary geographic markets, replacing its previous plan to utilize the Horizon acquisition to accomplish this objective. Trust and deposit service charges each increased in the range of $15,000-$20,000 in the third quarter of 2004 versus the second quarter of 2004.

•	As noted above, the pre-opening expenses of the future Palm Beach County and Tampa Bay locations and the write-off of the deferred acquisition costs of the Horizon transaction had a significant impact on third quarter profitability of approximately $730,000. Excluding these costs and $182,000 in start-up expenses for the Palm Beach County expansion in second quarter 2004, the company’s net loss would have been reduced to $126,000 compared to $338,000 in second quarter 2004.

•	The resulting $212,000 improvement in the company’s core Naples and Fort Lauderdale franchises is comprised of greater top-line revenue of $458,000, less $33,000 in higher loan loss provision, the absence of a second quarter 2004 $5,000 securities gain, and $208,000 more in noninterest expense. The latter increase was primarily caused by additional operations staff to support the company’s expansion, higher overall employee benefits costs, occupancy expenses of a new operations center, additional headquarters space, investor presentations costs, and miscellaneous write-offs.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	3

Upcoming earnings guidance on a consolidated basis for 2005 will be built on the trends of the above line items and various business plans in place.

BANCSHARES OF FLORIDA, INC.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this earnings release for institutional investors along with a supporting summary financial table. Click on “Investor Relations” and select the “News” section.

Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $345-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	4

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month and nine-month periods ended September 30, 2004 and 2003, and for the three month period ended June 30, 2004, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and stock options as required. Book value per share excludes the effect of any outstanding stock warrants and stock options.

	For the Three Months Ended
	Sep 2004	June 2004	Increase/(decrease)
			$	%
Total interest income	$3,907	$3,368	$539	16.0%
Total interest expense	1,317	1,128	189	16.8%
Net interest income before provision	2,590	2,240	350	15.6%
Provision for loan losses	263	230	33	14.3%
Net interest income after provision	2,327	2,010	317	15.8%
Non interest income	611	503	108	21.5%
Gain on sale of investments	0	5	(5)	n/a
Noninterest expense	3,794	3,038	756	24.9%
Provision for income taxes	0	0
Net income (loss)	(856)	(520)	(336)	-64.6%

Basic earnings per common share	$(0.22)	$(0.19)	$(0.03)	-15.8%
Diluted earnings per common share	$(0.22)	$(0.19)	$(0.03)	-15.8%
Weighted average common shares used for diluted earnings per common share	4,220,137	3,094,199	1,125,938	36.4%

Top-line revenue	$3,201	$2,743	$458	16.7%
Net interest margin	3.36%	3.36%	0.00%	0.0%
Efficiency ratio	118.53%	110.75%	7.78%	7.0%

Average equity to average assets	11.55%	8.26%	3.29%	39.8%
Average loans held for investment to average deposits	97.03%	95.95%	1.08%	1.1%
Net charge-offs to average loans	0.04%	0.00%	0.04%	n/a

	Sep 30, 2004	June 30, 2004	Increase/(decrease)
			$	%
Total assets	$344,644	$297,343	$47,301	15.9%
Cash & cash equivalents	41,880	20,051	21,829	108.9%
Earning assets	326,387	276,979	49,408	17.8%
Investment securities	10,196	6,281	3,915	62.3%
Loans held for investment	284,599	263,746	20,853	7.9%
Allowance for loan losses	2,368	2,132	236	11.1%
Deposit accounts	298,878	265,102	33,776	12.7%
Stockholders’ equity	$42,835	$23,575	$19,260	81.7%
Total common shares outstanding	4,835,632	3,094,199	1,741,433	56.3%
Book value per common share	$8.13	$6.52	$1.61	24.7%

Loan loss allowance to total loans	0.83%	0.81%	0.02%	2.9%
Loan loss allowance to nonperforming loans	540.68%	168.67%	372.01%	220.6%
Nonperforming loans to total loans	0.15%	0.48%	-0.33%	-67.9%
Nonperforming assets to total assets	0.13%	0.43%	-0.30%	-70.1%

Leverage (tier 1 to average total assets)	12.90%	8.12%	4.78%	58.9%
Assets under advice—Bank of Florida Trust Company	$185,873	$162,185	23,688	14.6%

	For the Three Months Ended
	Sep 2004	Sep 2003	Increase/(decrease)
			$	%
Total interest income	$3,907	$2,253	$1,654	73.4%
Total interest expense	1,317	807	510	63.2%
Net interest income before provision	2,590	1,446	1,144	79.1%
Provision for loan losses	263	81	182	224.7%
Net interest income after provision	2,327	1,365	962	70.5%
Non interest income	611	380	231	60.8%
Gain on sale of investments	0	0	0	n/a
Noninterest expense	3,794	2,196	1,598	72.8%
Provision for income taxes	0	0
Net income (loss)	(856)	(451)	(405)	-89.8%

Basic earnings per common share	$(0.22)	$(0.15)	$(0.07)	-46.7%
Diluted earnings per common share	$(0.22)	$(0.15)	$(0.07)	-46.7%
Weighted average common shares used for diluted earnings per common share	4,220,137	3,079,199	1,140,938	37.1%

Top-line revenue	$3,201	$1,826	$1,375	75.3%
Net interest margin	3.36%	3.33%	0.03%	0.9%
Efficiency ratio	118.53%	120.26%	-1.73%	-1.4%

Average equity to average assets	11.55%	11.77%	-0.22%	-1.9%
Average loans held for investment to average deposits	97.03%	94.58%	2.45%	2.6%
Net charge-offs to average loans	0.04%	-0.01%	0.05%	n/a

	Sep 30, 2004	Sep 30, 2003	Increase/(decrease)
			$	%
Total assets	$344,644	$193,075	$151,569	78.5%
Cash & cash equivalents	41,880	14,675	27,205	185.4%
Earning assets	326,387	180,342	146,045	81.0%
Investment securities	10,196	9,328	868	9.3%
Loans held for investment	284,599	163,648	120,951	73.9%
Allowance for loan losses	2,368	1,467	901	61.4%
Deposit accounts	298,878	167,181	131,697	78.8%
Stockholders’ equity	$42,835	$21,587	$21,248	98.4%
Total common shares outstanding	4,835,632	3,079,199	1,756,433	57.0%
Book value per common share	$8.13	$7.01	$1.12	16.0%

Loan loss allowance to total loans	0.83%	0.90%	-0.06%	-7.2%
Loan loss allowance to nonperforming loans	540.68%	729.68%	-189.00%	-25.9%
Nonperforming loans to total loans	0.15%	0.12%	0.03%	25.3%
Nonperforming assets to total assets	0.13%	0.10%	0.02%	22.0%

Leverage (tier 1 to average total assets)	12.90%	11.58%	1.32%	11.4%
Assets under advice—Bank of Florida Trust Company	$185,873	$110,000	75,873	69.0%

	For the Nine Months Ended
	Sep 2004	Sep 2003	Increase/(decrease)
			$	%
Total interest income	$10,240	$6,194	$4,046	65.3%
Total interest expense	3,434	2,416	1,018	42.1%
Net interest income before provision	6,806	3,778	3,028	80.1%
Provision for loan losses	827	582	245	42.1%
Net interest income after provision	5,979	3,196	2,783	87.1%
Non interest income	1,555	943	612	64.9%
Gain on sale of investments	5	9	(4)	-44.4%
Noninterest expense	9,426	6,473	2,953	45.6%
Provision for income taxes	0	0
Net income (loss)	(1,887)	(2,325)	438	18.8%

Basic earnings per common share	$(0.58)	$(0.80)	$0.22	27.5%
Diluted earnings per common share	$(0.58)	$(0.80)	$0.22	27.5%
Weighted average common shares used for diluted earnings per common share	3,467,324	2,904,474	562,850	19.4%

Top-line revenue	$8,361	$4,721	$3,640	77.1%
Net interest margin	3.39%	3.24%	0.15%	4.6%
Efficiency ratio	112.74%	137.11%	-24.37%	-17.8%

Average equity to average assets	9.88%	12.06%	-2.18%	-18.1%
Average loans held for investment to average deposits	96.20%	90.34%	5.86%	6.5%
Net charge-offs to average loans	0.02%	0.02%	0.00%	0.0%